                                                                                                                                    1750 Tysons Boulevard, Suite 1300, McLean, VA
                                                             22102
                                                                                                             tel: 703.918.4480 fax: 703.714.6511
                                                                                        www.alionscience.com

FOR IMMEDIATE RELEASE

Contact:
Peter J. Jacobs
Tel: 703.269.3473
E-mail: pjacobs@alionscience.com

Alion Closes on $180 Million Senior Secured Credit Facilities
CSFB underwrites finance package for major technology provider

McLean, VA, August 3, 2004 — Alion Science and Technology Corporation today announced that it closed yesterday on a Term B senior credit facility that will provide up to $180 million of financing for Alion. Credit Suisse First Boston (CSFB) acted as the lead administrative agent in connection with the financing, and LaSalle Bank National Association (LaSalle), the administrative agent of Alion’s initial senior credit facility, participated in the syndication of the CSFB Term B senior credit facility.

The CSFB financing provides Alion a term loan for up to $100 million. Alion drew $50 million of that amount yesterday, and Alion may draw the remainder over the 60 days following yesterday’s closing date. The CSFB financing also provides Alion revolving credit up to $30 million and an opportunity to obtain up to an additional $50 million in term loans, subject to certain conditions. Alion used the proceeds of the CSFB financing yesterday to retire Alion’s previous senior credit facility administered by LaSalle. Alion intends to use future draws under the CSFB financing to pay down certain of its other existing debt obligations with funds obtained at lower interest rates. The CSFB financing will also provide Alion additional funds for future acquisitions.

Bahman Atefi, Alion’s Chairman and CEO, stated that the financing provides further growth opportunities for the company. “Alion has enjoyed successful growth since becoming an employee-owned company in 2002. This financing, coupled with the confidence that the market has placed in us as a research and technology firm, will help us pursue new opportunities through both organic growth and acquisitions,” Dr. Atefi said. “We firmly appreciate the support of such a prestigious financial institution as CSFB.”

Dr. Atefi thanked the Alion Board, in particular Board Member Leslie Armitage of The Carlyle Group, for their invaluable assistance in connection with the transaction. He referred to Alion’s Board of Directors as vital to the success of the company through their guidance and ability to bring together essential resources. Jack Hughes, Alion’s CFO and Treasurer, added that the commitment of Alion’s employee-owners has been the cornerstone of the company’s growth.

About Alion
Alion Science and Technology is an employee-owned research and development company providing technology services to the Department of Defense, other government agencies, and commercial customers. Building on 68 years of experience, Alion employee-owners provide expertise in defense operations; modeling and simulation; information technology; wireless communication; industrial technology solutions; chemical, biological and explosive science; and nuclear engineering. Based in McLean, Virginia, Alion has more than 1,800 employees at major offices, customer sites and laboratories worldwide. For financial information about Alion, call 703.918.4480 or visit Alion online at www.alionscience.com.

This press release contains information about management’s view of Alion’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of risk factors and uncertainties discussed in documents periodically filed by Alion with the SEC. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

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